Exhibit 10.22

PRIVATE DEED INSTRUMENT OF THE FIRST ISSUANCE OF SIMPLE DEBENTURES, NON CONVERTIBLE INTO SHARES, WITHOUT COLLATERAL AND WITHOUT PREFERENCE, WITH SURETY, FOR PUBLIC DISTRIBUTION WITH RESTRICTED PLACEMENT EFFORTS, FROM VOTORANTIM CIMENTOS BRASIL S.A.

By the present private instrument, the qualified parties hereinafter:

VOTORANTIM CIMENTOS BRASIL S.A., a joint stock company located in the City of Votorantim, State of Sao Paulo, on Avenida Comendador Pereira Inacio, No. 1399, Parte, enrolled with the CNPJ/MF [National Register of Legal Entities] under No. 96824594/0001–24, herein represented in the forms of its Bylaws (“Issuer”);

PLANNER CORRETORA DE VALORES S.A., a joint stock company located in the City of Sao Paulo, State of Sao Paulo, on Av. Brigadeiro Faria Lima, No. 3900, 10° andar, enrolled with the CNPJ/MF under No. 00806535/0001–54, herein represented in the forms of its Bylaws, appointed in this instrument to represent, before the Issuer, the common interests of the Debenture holders of the present issuance, in the terms of Law No. 6404, 12/15/1976, as amended (“Brazilian Corporate Law”) (“Trustee”);

And, then, as intervening guarantor,

VOTORANTIM PARTICIPACOES S.A., a joint stock company located in the City of Sao Paulo, State of Sao Paulo, on Rua Amauri, No, 255, 10° andar, enrolled with the CNPJ/MF under No. 61082582/0001–97, herein represented in the form of its Bylaws (“Intervening Guarantor” and, together with the Issuer and the Trustee, “Parties”);

Conclude the present “Private Deed Instrument of the First Issuance of Simple Debentures, Non–Convertible into Shares, without Collateral and without Preference, with Surety, for Public Distribution with Restricted Placement Efforts, from Votorantim Cimentos Brasil S. A.” (“Deed”), according to the terms and conditions below.

1. AUTHORIZATION

1.1 The present Deed is signed based on the deliberation from the Extraordinary General Meeting from the Issuer performed on 11/11/2009 (“AGE”), according to the terms of article 59 from the Brazilian Corporate Law;

2. REQUIREMENTS

2.1 The Issuing will be performed after complying with the following requirements:

2.1.1 Filling and Publishing all Deliberations

2.1.1.1 The AGE minute which Clause 1.1 above deals with will be filed in the Sao Paulo Board of Trade (“JUCESP”) and published in the Official Gazette of the State of Sao Paulo and in the Daily Commerce newspaper, in up to 30 (thirty) days from the date of the performance of AGE, in the terms of article 62, incise I, from the Brazilian Corporate Law;

2.1.2 Deed Registration

2.1.2.1 This Deed and its eventual amendments should be registered in the JUCESP, according to the stated in article 62, incise II, and paragraph 3 from the Brazilian Corporate Law.

2.1.3 Registration in the Security and Exchange Commission of Brazil (“CVM”)

2.1.3.1 The present Issuing is automatically exempt from the registration of the distribution in the CVM, according to the terms of article 6 from the CVM Instruction No. 476, on 01/16/2009 (“CVM Instruction 476”), due to dealing with public offers of securities with restricted placement efforts.

2.1.4 Registration in ANBIMA – Brazilian Association of Financial and Capital Market Entities] (“ANBIMA”)

2.1.4.1 The present Issuing will not be registered in ANBIMA as it deals with public offers of securities with restricted placement efforts, which is not entitled to have legal support according to the code of self–regulation of ANBIMA for public offer of placement and acquisition of securities.

3. ISSUING CHARACTERISTICS

3.1 Corporate Purpose of Issuer

3.1.1 The purpose of the Issuer: research, record, investigate and use in general of mineral deposits, the production, road transport, distribution, import, export and the general commerce of cement, lime, mortar, plaster and the respective raw materials and derived products, concerning to the area and related activities, concreting services related to construction, supervision, studies, field exploration projects and the execution of any civil engineering works, in all of its technical and economic manners, on its behalf or third parties, by contract work or administration, leasing, lending and leasing tangible movable property, the administration and the exploitation of forestry projects, as well as dedicating to the import and export of materials, devices and equipment for the construction and provide technical assistance to companies that exploit the same type of business, the provision of specialized services and the business brokerage related to their corporate purpose, without prohibiting its participation in other companies as a stockholder or partner.

3.2 Issuing Number

3.2.1 This is the 1st (first) public issuance of debentures from the Issuer.

3.3 Series Number

3.3.1 The Issuance will be performed in two series of R$500,000,000.00 (five million BRL) each, according to the stated in Clause 4.1.3.1 below.

3.4 Issuing Amount

3.4.1 The total amount to be issued will be R$1,000,000,000.00 (one billion BRL), in two series, on the Issuing Date (according to the stated below).

3.5 Debentures Quantity

3.5.1 There will be issued 1,000 (one thousand) Debentures.

3.6 Fiduciary Bank and Depository Institution

3.6.1 The Banco do Brasil S. A. will be the Fiduciary Bank and the Depository Institution of the Debentures (“Fiduciary Bank” and “Depository Institution”), namely).

3.7 Resource Destination

3.7.1 The resources obtained through the present Issuance will be destined to the debt profiling from the Issuer.

3.8 Issuing Limit

3.8.1 The issuing limit, foreseen in article 60, caput, from the Brazilian Corporate Law was respected, once the share capital of the Issuer, on the Issuing Date (according to the stated below), is R$1,301,999,887.00 (one billion, three hundred one million, nine hundred ninety–nine thousand, eight hundred and eighty–seven BRL).

3.9 Registry for Distribution and Negotiation

3.9.1 The Debentures will be registered (i) for distribution in the main market through SND – National Debentures Module (“SND”), both administered and managed by CETIP S. A. – Organized Over–the–Counter for Assets and Derivatives (“CETIP”), being the custody of the Debentures and the financial settlements performed through CETIP.

3.9.2 The Debentures could only be negotiated in an over–the–counter or non–over–the–counter markets after 90 (ninety) days from the enrollment by the investor, according to the terms of articles 13 and 14 from the CVM 476 Instruction. Only qualified investors, according to the stated in the CVM 409 Instruction, on 08/18/2004, as amended (“Qualified Investors”), could acquire the Debentures, provided the stated in the sole paragraph of article 15 from the CVM 476 Instruction.

3.10 Placement and Distribution Procedure

3.10.1 The Debentures will be subject to public disclosure, with restricted efforts of placement, under firm guarantee, with the brokerage of BB– Banco de Investimento S. A. (“Brokerage Institution”), finance institution integrating the distribution system of securities, on behalf of SDT module, administered and managed by CETIP, and exclusively destined to the subscription of, a maximum of 20 (twenty) Qualified Investors, observe article 3 from the CVM 476 Instruction and the terms and conditions of the “Particular Instrument of Coordination, Placement and Distribution with Restricted Efforts, of Simple Debentures, Non–Convertible into Shares, without Collateral and without Preference, under a Firm Subscription Guarantee, from the 1st Issuance of Votorantim Cimentos Brasil S. A.” (“Placement Contract”).

3.10.2 The placement of Debentures will be performed in up to 2 (two) business days from the date of obtaining the distribution and negotiation registry by CETIP.

4. DEBENTURES CHARACTERISTICS

4.1 Basic Characteristics

4.1.1 Nominal Unit Value

4.1.1.1 The unit nominal value of the Debentures will be R$1,000,000.00 (one million BRL) in the Issuing Date (according to the defined below) (“Nominal Value” or “Nominal Unit Value”).

4.1.2 Debentures Quantity

4.1.2.1 There will be 1,000 (one thousand) Debentures issued, in two series.

4.1.3 Series Number

4.1.3.1 The Issuance will be performed in two series of up to R$500,000,000.00 (five hundred million BRL) each.

4.1.4 Date of Issue

4.1.4.1 For all legal purposes and intent, the issuing date of the Debentures will be 12/03/2009 (“Date of Issue”).

4.1.5 Expiration Date and Term

4.1.5.1 The final due date of the Debentures will be at the end of a period of 10 (ten) years from the Date of Issue, expiring, therefore, on 12/03/2019 (“Expiration Date”), provided the hypothesis of anticipated expiration foreseen in Clause 5.3 below. On the expiration date, the Issuer is obliged to proceed to the payment of the Debentures that shall be still circulating for the balance of the Unit Nominal Value, plus the Compensatory Interest owed (as defined below), calculated in the foreseen manner in this Deed.

4.1.6 Certificate Issuance and Form

4.1.6.1 The Debentures will be issued in an ordinary and nominative manner, without the issuing of shares or certificates.

4.1.7 Proof of Debenture Ownership

4.1.7.1 For all legal purposes, the ownership of the Debentures will be proved by a deposit account statement of the Debentures issued by the Fiduciary Institution. Additionally, as proof of the Debenture ownerships registered in the SND, it will be issued by the CETIP an extract on behalf of the Debenture Holder.

4.1.8 Convertibility

4.1.8.1 The Debentures are simple, non–convertible in shares issued from the Issuer.

4.1.9 Species

4.1.9.1 The Debentures are a species without rem guaranty nor preference (unsecured creditors) with surety guarantee, in the terms of the Brazilian Corporate Law.

4.2 Subscription

4.2.1 Subscription Term

4.2.1.1 The Debentures could be subscribed at any time, within the period of public distribution, according to the foreseen in Clause 3.10.2 above.

4.2.2 Subscription Price

4.2.2.1 The subscription price of the Debentures will be its Nominal Unit Value, plus the Remunerative Interest (according to the defined below), calculated pro rata temporis from the Date of Issue until the effective subscription and payment date.

4.3 Payment and Method of Payment

4.3.1 The Debentures will be paid in cash, in the current national currency, on the subscription date.

4.4 Right of Preference

4.4.1 There is no right of preference for the current shareholders for the Issuance in the subscription of the Debentures.

4.5 Nominal Value Update

4.5.1 There will not be an update in the Nominal Value of the Debentures.

4.6 Remuneration

4.6.1 Compensatory Interest

4.6.1.1 The Debentures will receive interest in the payment of compensatory interest corresponding to the accrued variation of 110.20% (one hundred ten point twenty per cent), for the 1st series and 112.65% (one hundred twelve point sixty–five per cent), for the 2nd series, of the average daily rates of the interbank deposits named Rates DI over a day, extra group (“Rates DI”), expressed in a percentage manner in a year, based on 252 (two hundred and fifty two) business days, calculated and daily disclosed by CETIP, impacting on the Nominal Unit Value of each Debenture, pro rata temporis, from the Date of Issue to the respective Expiration Date (“Compensatory Interest”).

4.6.1.2 The Compensatory Interest will be paid by quarter, on 12/03 and 06/03 each year until the Expiration Date of the Debentures, or, in case these are business days, on the following first business day, as appropriate, being that the 1st (first) payment of the Compensatory Interest will take place on 06/03/2010.

4.6.1.3 The Compensatory Interest will be calculated according to the following calculus:

J= VNex (Factor DI–1), where:

“J” corresponds to the value of the owed interests at the end of each period of capitalization, calculated with 6 (six) decimal spaces without rounding;

“VNe” corresponds to the Nominal Value of issuing or the balance of the Nominal Value of the Debenture, informed/ calculated with 6 (six) decimal spaces, without rounding;

“Factor DI” corresponds to the outcome of the Rates DI, with the use of the applied percentage, on the Date of Issue, or that the beginning of the last Capitalization Period, appropriately, until the end of each capitalization period, inclusive, calculated with 8 (eight) decimal spaces, with rounding, calculated in the following manner:

Factor DI=

Where:

“n” corresponds to the total number of Rates DI, being “n” a whole number;

“p” corresponds to the percentage to be applied to the Rates DI, expressed with 2 (two) decimal spaces;

“TDI” corresponds to the DI Rate expressed per day, calculated with 8 (eight) decimal spaces, rounded, in the following manner:

Where:

“DI1” corresponds to the DI Rate disclosed by CETIP, valid for 1 (one) business day (overnight), expressed with 2 (two) decimal spaces.

4.6.1.4 In order to calculate the Compensatory Interest:

(i) The amount obtained from the formula will be considered with 16 (sixteen) decimal spaces without rounding;

(ii) The product of daily numbers is performed being that each daily number accrued, truncates the outcome with 16 (sixteen) decimal spaces, applying the next daily number, and so forth until the last number considered;

(iii) Once the numbers are being accrued, the outcome number from the multiplication is considered “Factor DI” with 8 (eight) decimal spaces, rounded; and

(iv) The DI Rates should be used considering an identical number of decimal spaces disclosed by the responsible organism for this calculation.

4.6.1.5 In case of temporary unavailability of the Rate DI when the payment of any pecuniary obligation foreseen in this Deed, will be used, in its substitution, the same daily rate produced by the last known DI Rate until the date of the calculation, without owing any financial compensation, by both the Issuer and the Debenture Holders, after the disclosure of the DI Rate.

4.6.1.6 In the absence of calculation and/ or disclosure of the DI Rate for a period over 15 (fifteen) days from the expected date of its disclosure, or, even, in the case of its termination by a legal disposition or judicial determination, the DI Rate should be substituted by a legally determined substitute. If there is no legal substitute for the DI Rate, the Fiduciary Agent should call for a General Assembly of Debenture Holders (as defined below), to define, in a common agreement with the Issuer, the parameter to be applied. Until the deliberation of this parameter it will be used, for the calculation of the amount of any foreseen obligations in this Deed, the same daily rate produced by the last DI Rate known until the date of the deliberation of the General Assembly of the Debenture Holders (as defined below).

4.6.1.7 If the DI Rate is disclosed before the performance of the General Assembly of Debenture Holders (as defined below), the mentioned assembly will not be performed, and the DI Rate, from the disclosure, will be the one used for the calculation of Compensatory Interest of the Debentures, remaining the last DI Rate previously known to be used until the date of the disclosure.

4.6.1.8 If there is no agreement the substitute rate between the Issuer and the Debenture Holders, at least, 2/3 (two thirds) of the Debentures circulating, the Issuer will choose, at its sole discretion, one of the alternatives stated hereinafter, obliging to communicate in writing to the Fiduciary Agent, in a term of 10 (ten) days from the performance date of the General Assembly of Debenture Holders (according to the define below), any of the following alternatives:

(i)	the Issuer will redeem in advance and, consequently, cancel in advance the total of the Debentures in circulation, in a term of 30 (thirty) days from the date of the performance of the respective General Assembly of Debenture Holders (as defined below), for the Nominal Unit Value outstanding in the terms of the Deed, plus the Compensatory Interest owed until the date of the effective redemption and the Default Interests, if that were the case, and consequently cancelling, calculated pro rata temporis, from the Date of Issue it the last payment date or capitalization of the Compensatory Interest, appropriately. In this hypothesis, for the calculation of the Compensatory Interest applicable to the Debentures to be redeemed and, consequently, cancelled, the same daily produced by the last DI Rate known will be used, or

(ii)

The Issuer will redeem in advance, and consequently, cancel the total of the Debentures in circulation, in a schedule to be stated by the Issuer, which will not exceed the Expiration Fate of the Debentures and the amortization foreseen in this Deed. During the term of the amortization of the Debentures by the Issuer, the payment periodicity of the Compensatory Interest will continue to be the stated in this Deed, observing that, until the entire amortization of the Debentures, a substitute remuneration rate will be used to be defined by the Debenture Holders meeting in the General Assembly of Debenture Holders (as defined below), represented (a) at first call, in at least, 2/3 (two thirds) of the Debentures in circulation, or (b) in a second call, the majority of the present, which should show the parameters used in similar operations existing at the time. In case the respective substitute rate of the Compensatory Interest is acknowledged in a different term of 252 (two hundred and fifty two) business days, that rate should be adjusted in order to reflect the base of 252 (two hundred and fifty two) business days used by the DI Rate.

4.7 Renegotiation

4.7.1 There is a prevision of renegotiation of the Debentures for both the 1st as well as the 2nd series, in the 50th (fiftieth) and 62nd (sixty second) months from the Date of Issue, which is on 02/03/2014 and 02/03/2015, namely.

4.7.2 The general assembly of shareholders from the Issuer should deliberate about the conditions to be applied in the Next Periods of Validity of the Remuneration of the Debentures (as defined below). The deliberations about the renegotiation conditions will be communicated by the Issuer, through a publication on the Official Gazette of the State of Sao Paulo and the Commercial Newspaper, in up to 20 (twenty) days before the 50th (fiftieth) and 62nd (sixty second) months from the Date of Issue, according to the Debentures of the 1st and 2nd series, namely, informing:

(i)	The term of the Next Periods of Validity of the Remunerations (as defined below), if so, obeying to the minimum term stated by the relevant legislation;

(ii)	The remuneration conditions and currency update, if any, to be valid during the Next Periods of Validity of the Remuneration (as defined below); and

(iii)	The dates of the next interest payments.

4.7.3 Observing the stated in Clause 4.7.1 above, it is already stated that, on 02/03/2014 (50th (fiftieth) months from the Date of Issue), there will be a renegotiation of the Debentures of the 1st series, considering that the validity period of the new remuneration of these Debentures will begin on the mentioned date in this Clause 4.7.3, exclusive, and closing on the Expiration Date (“Next Period of Validity of the Remuneration of the Debentures from the 1st Series”).

4.7.3.1 In addition, observing the stated in Clause 4.7.1 above, it is already defined, on 02/03/2015, that there will be a renegotiation of the Debentures from the 2nd series, being that the period of validity of the new remunerations of these Debentures will begin on the mentioned date in the Clause 4.7.3.1, exclusive, and closing on the Expiration Date (“Next Period of Validity of the Remuneration of the Debentures from the 2nd Series”).

4.7.4 If the Debenture Holders do not agree with the conditions fixed by the Issuer for the Next Periods of Validity of the Remuneration or in case such conditions are not published by the Issuer, in the terms of Clause 4.7.2 above, the Debenture Holders could, between the 5th (fifth) business day, inclusive, and the 1st (first) business day, inclusive, before the dates of renegotiation, express, for the Debentures registered in the SND, through CETIP, and for the Debentures that are not registered in the SND, through the Brokerage Institution or in the headquarters of the Issuer, choose to perform the right to sell their Debentures to the Issuer, without detriment for the possibility to be required the early expiration of the Debentures, in case there is no publishing of the new conditions of remuneration to which this Clause 4.7 refers to.

4.7.5 The Issuer is obliged to acquire the total of the Debentures, on the closing dates of each period of validity of the remuneration, from the Debenture Holders that do not accept the conditions fixed by the Issuer for the following period. The Debentures will be acquired by their Nominal Unit Value plus the Remunerative Interests that this Deed deals with, calculated in the terms of the Clause 4.6.11 above.

4.7.6 The Debentures that were acquired by the Issuer could then (i) be canceled, (ii) remain in the treasury, or (iii) be placed in the market again, being that the Debentures acquired by the Issuer to remain in treasury will obey to the terms and conditions foreseen in the Clause 5.1.1 below.

4.8 Amortization

4.8.1 The nominal value of the Debentures will be amortized by the Issuer of the Expiration Date of the Debentures of the 1st and 2nd series, that is, on 02/03/2019.

4.9 Payment Conditions

4.9.1 Place of Payment and Tax Immunity

4.9.1.1 The payments that the Debentures are entitled to will be performed: (i) using the procedures adopted by CETIP for the Debentures held in custody in the SND; or (ii) in the hypothesis that the Debentures are not held in custody in the SND, (a) in the headquarters of the Issuer or the Fiduciary Bank, or (b) according to the case, by the financial institution contracted for this purpose.

4.9.1.2 In case any of the Debenture Holders is granted any kind of immunity or tax exemption, this should send to the Fiduciary Bank, along with a copy to the Issuer, in a term of at least 15 (fifteen) business days before the foreseen date of any of the payments related to the Debentures, proof documents of this immunity or tax exemption, under the penalty to be discounted from its earnings, incurred from the payment of the Debentures from its ownership, the amounts owed in the terms of the valid tax legislation.

4.9.2 Term Extension

4.9.2.1 The payment dates of any obligations by any of the Parties will be considered to be automatically extended, until the following first business day, if the expiration date of the respective obligation falls on a national holiday, Saturday or Sunday, or even, when there is no commercial or bank activity in the city of Sao Paulo, in the State of Sao Paulo, without any increases in the amounts to be paid, with the exemption of the cases which payments should be performed through CETIP, case in which there will only be an extension when the date of the payment of the respective obligation falls on a Saturday, Sunday or national holiday.

4.9.3 Late Penalties

4.9.3.1 Without detriment of the Compensatory Interest if there is an unpunctuality in the payment by the Issuer of any monetary obligations related to the Debentures, the owed debts and non–payments will be increased by the late penalties of 1% (one per cent) per month, calculated pro rata temporis, from the date of non–compliance to the date of the effective payment, as well as a non–compensatory fine of 2% (two per cent) over the owed value, independently from notice, notification or legal proceedings (jointly, “Late Penalties”).

4.9.4 Decline of Accrual Rights

4.9.4.1 Without detriment of the stated in Clause 4.9.3.1 above, the non–compliance from the Debenture Holder to receive the corresponding amount for any of the monetary obligations of the Issuer on the foreseen dates in this Deed or in a communication published by the Issuer, will not grant the right to receive Compensatory Interest and/ or Late Penalties in the period related to the delay in receiving, being, also, assured the acquired rights until the day of the respective expiration date.

4.10 Publicity

4.10.1 All announcements, notices and other acts and decisions incurred from this Issuer that, in any way, involve the interests of the Debenture Holders, will be published in the Official Gazette of the State of Sao Paulo and in the newspaper usually used by the Issuer for the legal publications, according to the stated in article 289 from the Brazilian Corporate Law, observed the limitations imposed by the CVM 476 Instruction in relation to the publicity of the Issuer and the legal terms, the Issuer should communicate to the Fiduciary Agent about any publication on the date of its performance.

4.11 Surety Guarantee

4.11.1 In order to assure the compliance of the monetary obligations, main and accessory obligations, stated in this Deed, the Intervening Guarantor lends surety in favor of the Debenture Holders, represented by the Fiduciary Agent, taking the obligation as a guarantor and main payment issuer of the amounts incurred in the terms of this Deed, according to the terms and conditions below.

4.11.2 The Intervening Guarantor declares, in this instrument, irrevocable and undeniable, the surety and principal payer for the total owed amount by the Issuer incurring from the Debentures of this Issuance, in the terms of this Deed and according to the article 818 from Law No. 10406, 01/10/2002 (“Civil Code”).

4.11.3 The amount of the surety is limited to the total value of the obligations concerning the Issuance guaranteed by the Intervening Guarantor, which includes: (i) the Nominal Value of the Debentures, plus the Compensatory Interest and the Late Penalties, if any, calculated according to the terms of this Deed, as well as (ii) all the accessories to the main amount, including the judicial expenses and indemnities, if any (“Guaranteed Amount”).

4.11.4 The Guaranteed Amount will be paid by the Intervening Guarantor immediately after written notification from the Fiduciary Agent to the Intervening Guarantor, independently from any claim, action, dispute or proceeding that the Issuer may have or execute in relation to any of its obligations. Such notification should be immediately issued by the Fiduciary Agent after there is a lack of payment from the Issuing Agent of any owed amounts on the payment dates stated in this Deed or on the early expiration dates of the Debentures. The payment should be performed according to the procedures stated in this Deed and according to the instructions received from the Fiduciary Agent.

4.11.5 The Intervening Guarantor clearly resigns to the benefits in order, right and exoneration faculties of any nature foreseen in articles 366,827,834, 835, 836, 837, 838 and 839 from the Civil Code and 595 from Law No. 5869, on 01/11/1973 (“Civil Procedure Code”).

4.11.6 No objection or opposition from the Issuer could, also, be admitted or invoked by the Intervening Guarantor to be excused from the compliance of its obligations before the Debenture Holders.

4.11.7 The Intervening Guarantor will subrogate to the Debenture Holder’s rights in case of honoring, total or partially, the surety subject to this Clause 4.11.7, until the limit of the installment of appropriately honored debt.

4.11.8 The present surety will become valid on the Date of Issue of the Debentures and will be valid on all of its terms, expiring, independently from notification from the Fiduciary Agent, with an entire payment of the Guaranteed Amount, being true that only from such date the Intervening Guarantor will be relieved to performed any payment related to this Deed.

4.11.9 The Intervening Guarantor recognizes, from now on, the term stated, in article 835 from the Civil Code, the entire payment date of the Guaranteed Amount.

4.11.10 The Intervening Guarantor and the Brokerage Institution recognize that they are discussing the possibility to migrate, in the same terms and conditions stated in this Deed, especially in this Clause 4th, the current surety guarantee in favor of the Debenture Holders that falls on the Intervening Guarantor to another partnership belonging to its economic group, that is Votorantim Industrial S. A., so that this last one will become the surety and main payer of the Debentures subject to this Issuance, if agreed between the parties and since, in a General Assembly of Debenture Holders (according to the defined below) specially meeting for this purpose, the quorum discussed in Clause 8.8 hereinafter. In order for this, the Debenture Holder(s) who would acquire the Debentures subject to this Issuance, declare and guarantee that will do their best to substitute the Intervening Guarantor stated in Clause 4.11.10 to be approved.

5. OPTIONAL ACQUISITION, EARLY REDEMPTION AND EARLY EXPIRATION

5.1 Early Optional Acquisition

5.1.1 The Issuer could, at any time, acquire Debentures circulating in the market, at a price not exceeding its Nominal Value, plus the Compensatory Interest and the Late Penalties, if any, according to the stated in article 55, §2nd, from the Law of Brazilian Corporate Law, the Debentures subject to this procedure shall (i) be canceled, (ii) remain in the treasury, or (iii) be placed again in the market. The Debentures acquired by the Issuer for remaining in the treasury, in the terms of this Clause 5.1.1, if and when placed in the market, shall be entitled to the same remuneration of other Debentures that are already in circulation, noted the restriction for the negotiation of the Debentures foreseen in Clause 3.9.2 above.

5.2 Early Redemption

5.2.1 After the 23rd (twenty third) month from the Date of Issue, the Debentures could be optionally redeemed, in total or partially, at any time, at the sole discretion from the Issuer, by sending or publishing a communication to the Debenture Holders, 10 (ten) business days in advance, informing: (i) the date; (ii) the amount or number of Debentures that will be redeemed; and (iii) any other information that may be relevant to the Debenture Holders, if there is a collection of break funding fee, in the following terms:

(i)

in relation to the Debentures from the 1st Series, (a) from the 24th (twenty–forth) to the 36th (thirty–sixth) month from the Date of Issue, break funding fee (award) of 0.80% (eighty hundredths per cent) a year incurring over the Nominal Value, and (b) from the 37th (thirty seventh) to the 50th (fiftieth) month from the Date of Issue, break funding fee (award) of 0.50% (fifty hundredths per cent) a year incurring over the balance of the Nominal Value; and

(ii)

in relation to the Debentures of the 2nd series, (a) from the 24 (twenty forth) to the 36th (thirty sixth) month from the Date of Issue, break funding fee (award) of 1.00% (one per cent) a year incurring over the balance of the Nominal Value, (b) from the 37th (thirty seventh) to the 48th (forty eighth) months from the Date of Issue, break funding fee (award) of 0.85% (eighty five hundredths per cent) a year incurring over the balance of the Nominal Value, and (c) from the 49th (forty ninth) to the 62 (sixty second) month from the Date of Issue, break funding fee (award) of 0.70% (seventy hundredths per cent) a year incurring over the Nominal Value.

5.2.2 In case of partial early redemption deliberation, it will be adopted a drawing criterion, to be perform in the presence of the Fiduciary Agent and disclosing the result to all Debenture Holders by a communication, including the rules related to the drawing, in the terms of article 55, §1st, from the Brazilian Corporate Law.

5.2.3 In case of early redemption of the Debentures in custody of SND, the operationalization of the early redemption will be performed though an “operation of purchase and of definitive sale in a secondary market”, being that all empowerment states from the Debenture Holders related to this process, such as qualification, drawing, calculation, assessment definition and the validation of the Debenture quantities to the redeemed by each Debenture Holder, if from the process of partial early redemption or from the process of total early redemption, they will be performed outside the CETIP context. Additionally, it is defined in case CETIP were to implement another functionality to operate the partial early redemption, there will not be a necessity to adjust the present Deed or any other formality.

5.2.4 CETIP should be communicated about the performance of a total early redemption with, at least, 02 (two) business days in advance.

5.3 Early Expiration

5.3.1 Hypothesis of automatic early expiration

5.3.1.1 The owners of the Debentures could, in accordance with the stated in Clause 8.8 hereinafter, declare to be automatically and early expired all the obligations subject in the Deed and request the immediate payment, by the Issuer, the Nominal Unit Value of the Debentures plus the Compensatory Interest and the Late Penalties, if any, calculated pro rata temporis from the Date of Issue until the date of the effective payment, independently from a notice, judicial or extra judicial, proceeding or notification, in the occurrence of any of the following events:

(i) (a) request of self–bankruptcy period from the Issuer; (b) declaration self–bankruptcy from the Issuer; (c) request of judicial reorganization or extra judicial reorganization from the Issuer; or (d) liquidation, dissolution or termination of the Issuer;

(ii) the non–compliance, by the Issuer, of any of the non–pecuniary obligations related to the issuance of the Debentures and since that non–compliance is not cured in 45 (forty five) days from the date of receiving a written notice sent by the Fiduciary Agent;

(iii) the declaration of an early expiration, due to contractual non–compliance, of any debt from the Issuer or any company controlled by the Issuer and/ or from the Intervening Guarantor and its Subsidiaries (as defined below), including the issuance of debentures, in the terms of paragraph 2nd from article 243 from the Brazilian Corporate Law, for an equal or superior amount of US$50,000,000.00 (fifty million dollars);

(iv) The non–compliance, on the respective date of expiration or after any curing term foreseen, in the payment of any debt from the Issuer or any controlled and/ or from the Intervening Guarantor and its Subsidiaries (as defined below), for an equal amount or superior to US$50,000,000.00 (fifty million dollars), unless the non–payment on the date of its respective expiration (a) had an agreement with the corresponding creditor, or (b) were sustained by a current judicial decision obtained by the Issuer;

(v) a final judgment of one or more sentences or the issuance of one or more arbitration reports against the Issuer or any controlled company and/ or against the Intervening Guarantor or for any Subsidiary (as defined below) of an equal or superior amount to US$50,000,000.00 (fifty million dollars), unless that obligation, which amount may be net and certain and which amount and payment does not have any further appeals, litigation or embargo that, in any case, suspends the execution, (a) due to paying according to the established terms and conditions in the sentence(s) or in the arbitration report(s), or (b) was guaranteed by sufficient assets from the Issuer, insurance guaranty or surety letter in the execution context, if any of the cases that may arise from it (b), was accepted by the competent Court;

(iv) if the Intervening Guarantor does not have, directly or indirectly, at least 51% (fifty one per cent) of the voting capital from the Issuer, and which o (a) assures it the right to choose the majority of the members of the administration or directive board of the Issuer and, also (b) chose or guide the operation and the directives of the Issuer;

(vii) Changing the Issuer into a limited company, in the terms of article 220 to 222 from the Brazilian Corporate Law;

(viii) In case the Debenture becomes invalid, ineffective or unenforceable against the Issuer or in case the feasibility of that instrument was contested by the Issuer or, even, if the Issuer denies to be the responsible for that instrument;

(ix) Net financial debt relation /EBITDA superior to 4.9 (four) times, calculated based on the financial statements consolidated from the Intervening Guarantor, were (a) net debt is equal to the loan and financing account plus the derivative financial instruments and the debts including parts with current and non–current liabilities, except for cash accounts and equivalent to cash accounts and financial applications and circulating or non–circulating financial derivative instruments (“Net Financial Debt”), and (b) EBITDA [Earnings Before Interest, Taxes, Depreciation, and Amortization] is the income from the last 2 (two) tax semesters (consolidated and without duplicates) before the tax upon income, contribution for social security funding, from expenses with interest, depreciation and amortization during each period, eliminating the calculations of the following earnings: (1) any revenues or net income (or net loss), net of any taxes, of any extraordinary item during the period; (2) any revenues of interests during each period; (3) earnings and loses in the sale of assets (unless the sale of assets considered as ordinary course of business) during each period; (4) any other items “non–cash” deducted from or included in the calculation of net income before taxes for each term (unless they are items that require payments in cash or for which the provisions or reserves were or are required by the accounting standards generally accepted), including earnings and losses with currency changes about financing or adjustments from the translation of foreign currency or monetary adjustments; and (5) any revenues or net income (or net loss) in any transaction in a foreign currency or net currency positions during each period (“EBITDA”). For all purposes, the financial statements consolidated from the Intervening Guarantor that are a base for the calculation of the Net Financial Debt/EBITDA that this item deals with (ix) from this Clause 5.3.1.1 will not consolidate the companies from the Grupo Votorantim belonging to the financial segment;

(x) binding of guarantee and/or mechanisms of self–liquidity to third parties, except in those cases where there is previous consent from the debenture holders (negative pledge), and except the Allowed Guarantees from the Issuer, from the Intervening Guarantor and its Subsidiaries (as defined below) described in sub–item (ii) (a) to (r), item (x), from this Clause 5.3.1.1 (together “Allowed Guarantees”), being that, for the purpose of this Deed:

(i) Subsidiary means any company or other entity that the Intervening Guarantor possesses, directly or indirectly, more that 50% (fifty per cent) of its share capital, except from Votorantim Finances S. A., the Banco Votorantim S. A., the Votorantim Bank Limited, the BV Financeira, Credito, Financiamento e Investimento S. A. and any other subsidiary directly or indirectly from Votorantim Financas S. A. that works, mainly, in the financial service business and related activities, should be disregarded from this concept; and

(ii) Allowed Guarantees mean:

(a)	Imposed guarantees by the applicable legislation that were incurred in the ordinary course of business from the Issuer and/ or from the Intervening Guarantor and its Subsidiaries, including, but not limited to, the guarantees to transportation carriers, stockholders and mechanics, guarantees to lenders and other guarantees and expenses incurred from the ordinary course of business from the Issuer and/ or the Intervening Guarantor and its Subsidiaries, if: (1) the value of the asset subject to the guarantee does not diminish significantly or significantly damage the use of its asset in the operations performed by the owner of the mentioned asset; or (2) they are being contested in good faith by the appropriate procedures promptly initiated and diligently conducted, with the function to avoid the loss or the sale of the assets subject to such liens and/ or encumbrances;

(b)	Any guarantee that falls on the stocks or receivables (that are not the ones described un sub–item (i) below), related to any contracted obligations from the Issuer and/ or from the Intervening Guarantor and its Subsidiaries in the line of credit/ financing, which preferably be based on cost operation, agro–industrial credit and/ or stock;

(c)	Guarantees to assure the payment of taxes, releases and other charges or governmental charges, if the payment is not yet owed or is being contested in good faith by an appropriate proceeding and diligently conducted, and for which the reserves or provisions, if any, should be performed, according to the requested conditions by the accounting regulations generally accepted;

(d)	Guarantees related to pending judicial processes before the competent Court (including arbitration) and that are being contested in good faith;

(e)	Guarantees solely constituted for the purpose assuring the payment, in its total or partially, of the purchase price (or the construction cost or improvement and any commission or expense related to that transaction) of an asset or property (including the share capital of any entity), acquired, built or improved after the date of the celebration of the present Deed, since: (1) the main added value of the guaranteed debt for such encumbrances does not exceed the purchase price of the asset or the acquired property, constructed or improved; (2) such guarantees do not apply to any asset or property that is not an asset or property then acquired, constructed or improved; and also, (3) other, which are not any property without improvements over which the property then constructed or improved is placed and connected to such asset or property within 365 (three hundred and sixty five) days from the acquisition, construction or improvement of such asset or property;

(f)

Guarantees incurring from a final judgment or judgments that do not constitute a non–compliance event on behalf of the Issuer and/ or from the Intervening Guarantor and from its Subsidiaries, this last one understood, for the purpose of this Deed, as being one or more sentences, pre–trial orders, decrees, sentences, agreements and/ or agreement commitments (including the related to arbitration), provided against the Issuer and/ or against the Intervening Guarantor and against its subsidiaries, for an amount superior to USD$50,000,000.00 (fifty million dollars) or the equivalent in another currency, which will remain unsatisfied, not withdrawn by the author and valid for 60 (sixty) days or more, without embargoes to the execution, unless it is: (1) appropriately covered by insurance in which the guarantor or the insurer, according to the situation, has contracted the responsibility for such judgment, pre–trial orders, decrees, sentences, agreements and/ or agreement commitment; or (2) it is being contested by the appropriate proceedings correctly instituted and conducted and, in any case, the final judgment or judgments are not being executed against any asset from the Issuer and/ or the Intervening Guarantor and its Subsidiaries;

(g)	Pledges or deposits performed in the ordinary course of business from the Issuer and/ or the Intervening Guarantor and its Subsidiaries, related to the compensation of workers’ hours, unemployment benefits or other similar social security legislation;

(h)	Costs, guaranteed deposits or legal reserves maintained in the ordinary course of business from the Issuer and/ or the Intervening Guarantor and its Subsidiaries and requested by the applicable legislation;

(i)	Guarantees over receivables and assets related to export, import or other commercial transactions or related to any transaction of securitization that preferably related to the pre–payment operations, inventory financing and FIDC [Investment Funds for Credit Rights], since the added amount of any receivables sold or transferred in such transactions of securitization assuring the debt, in the terms of this sub–item (i), do not exceed: (1) in relation to the relative transactions to the revenue coming from imports, 80% of the consolidated net sales from the Issuer and the Intervening Guarantor and its Subsidiaries; or (2) in relation to the transactions related to the revenue coming from the domestic sales, 80% of the consolidated net sales within the country of operation of the Issuer and the Intervening Guarantor and its Subsidiaries;

(j)	Guarantees provided to assure loans along (1) the Banco Nacional de Desenvolvimento Economico e Social–BNDES or any other back of Brazilian public development bank or (2) any bank or international agency of development;

(k)	Guarantees existing on the date of celebration of the present Deed;

(l)	any security extending, renewing or replacing (or successive extensions, renewals or replacements of), fully or in part, any Permitted Security under the provisions of sub–items (e), (k), (m) and (n), of item (x), of Clause 5.3.1.1, provided that this principle guaranteed sum does not exceed the principle sum of the debt insured at the time of the extension, renewal or replacement, and provided that the extension, renewal or replacement is limited to all or part of the asset insured by the security thus extended, renewed or replaced (plus the improvements on these assets);

(m)	securities over assets or stock capital of another entity when said entity forms part of the business group of the Issuing Company and/or of the Intervening Guarantor and of its Subsidiaries, provided that said securities are not extended to any other asset belonging to the aforementioned entity;

(n)	securities over assets when said entity or any of its subsidiaries acquire the abovementioned asset, including any acquisition by way of merger with, or incorporation within, said entity or a subsidiary of the entity, provided that said securities are not extended to any other asset belonging to the aforementioned entity;

(o)	securities guaranteeing a debt or other obligations of a subsidiary of the Issuing Company and/or of the Intervening Guarantor and its Subsidiaries indebted to the Issuing Party and/or to the Intervening Guarantor or to a wholly–owned subsidiary of the Issuing Company and/or of the Intervening Guarantor;

(p)	securities in favor of collateral, guarantees or credit cards issued pursuant to the request of, and at the expense of, said entity, stemming from the regular course of business activities of the Issuing Company and/or the Intervening Guarantor and its Subsidiaries;

(q)	exceptions of investigation, burden, easements or reserves of, or rights of other parties for licenses, rights of use, sanitation, electricity, telegraph and telephone lines, as well as other similar allocations or of zoning, or other restrictions in terms of the use of the property or of the incidental guarantees to the holder of the asset, which have not been incurred in relation to the debt and those that do not significantly and adversely affect the value of said assets or significantly prejudice the use of the affected asset; and

(r)	any security not detailed in sub–items (a) to (q) above, and provided that they guarantee debts that, excluded from the debts insured by other permitted securities,

do not exceed the principal aggregate sum of greater than US$200,000,000.00 (two hundred million dollars) or 10% (ten per cent) of the Consolidated Net Tangible Asset of the Intervening Guarantor, with Consolidated Net Tangible Asset meaning, on a consolidated basis (excluding the Votorantim Group companies that belong to the financial sector), the total assets of the Intervening Guarantor minus current expenditure, depreciation, amortization and depletion, and minus premiums, trade names, trademarks and patents, in addition to other intangible assets of the Intervening Guarantor, calculated using the most recent consolidated financial statements made available by the Intervening Guarantor to the Trustee, under the terms of this Deed.

(xi) assumption of any new debt that has a Negative Pledge clause more restrictive than that described in item (x) of this clause 5.3.1, unless the Issuing Company guarantees the debenture holders of this Issuing Company, by way of amendment to this Deed, the same rights of the new creditors.

5.3.2 Once the accelerated Debentures have expired, the Trustee must immediately send a letter against receipt (a) to the Issuing Company, including a copy sent to CETIP (Securities Custodial and Clearing Center), and (b) to the Agent Bank providing information of said event.

5.3.3 After acceleration, the redemption of the expired Debentures must be carried out within 30 (thirty) calendar days, from the letter against receipt detailed in Clause 5.3.2 above.

5.3.4 If the Issuing Company does not proceed to redeem the Debentures in the manner determined in Clause 5.3.3 above, and the due Conventional Interest, the the Updated Nominal Value of the Debentures will be added to the Interest and Changes on Arrears, incidental since the date of the Debenture acceleration up to the date of their effective payment, pursuant to Clause 4.9.3 above.

5.3.5 If one of the acceleration instances mentioned in Clause 5.3 were to take place, in addition to the notifications detailed in Clause 5.3.2, concerning the Debentures registered in the SND (National Debenture System), for the payment detailed in Clause 5.3.4 to be made through CETIP, this latter party must be informed at least 02 (two) days in advance.

6. THE ADDITIONAL OBLIGATIONS OF THE ISSUING COMPANY AND THE INTERVENING GUARANTOR

6.1 The Issuing Company is also required to:

(i)	provide the Trustee with the following documents and information:

(a)	within a maximum of 3 (three) months after the end of each financial year, a copy of its complete financial statements concerning the respective closed financial year, along with a report compiled by independent auditors;

(b)	within 30 (thirty) working days of its completion, copies of all the minutes of all the general meetings of shareholders;

(c)	copy of any judicial or extra–judicial correspondence or notification received by the Issuing Company involving proceedings of a value equal to, at least US$50,000,000.00 (fifty million dollars), within 30 (thirty) working days of the offer of any form of response, defense, plea or counter–suit, as appropriate, along with the respective copy of these documents; and

(d)	information regarding any of the events detailed in Clause 5.3 immediately after they happen;

(ii)	proceed to the proper publication of financial data, pursuant to the provisions required under Brazilian Corporation Law, making its financial statements available pursuant to the provisions required under current legislation, particularly under Article 17 of Securities Exchange Commission (CVM) Instruction 476;

(iii)	fully comply with the obligations provided in Article 17 of CVM Instruction 476, detailed below;

(a)	drafting financial statements for year–end closing and, as appropriate, consolidated statements, pursuant to Brazilian Corporation Law and to CVM Regulations;

(b)	submitting financial statements to auditing, by an auditor registered with the CVM;

(c)	disclosing their financial statements, along with accompanying notes and a report compiled by independent auditors, on its website, within 3 (three) months of the end of the financial year;

(d)	keeping the documents mentioned in the abovementioned item (c) on its website for a period of 3 (three) years;

(e)	observing the provisions of CVM Instruction No. 358, of 03 January 2002, as amended (“CVM Instruction 358”), relating to confidentiality and prohibitions to trading;

(f)	disclosing on its website the occurrence of material fact, pursuant to the provisions of Article 2 of CVM Instruction 358, immediately informing the intermediary bank; and

(g)	supplying the information requested by the CVM;

(iv)	sending CETIP the following: (a) the information disclosed on the website detailed in section (d) of sub–item (iii) above; (b) documents and information required by this entity in a period of 24 (twenty–four) hours after receiving notification of the requirement; and (c) fully meet all other obligations provided in CETIP Communiqué No. 028/09, of 02 April 2009, which shall become an integral part of this Deed as its Annex 6.1(iv)(c);

(v)	keeping its accounts up to date and drawing up the respective records in compliance with the accounting principles generally accepted in Brazil;

(vi)	convening a General Meeting of Debenture Holders (as detailed below) to decide on any of the matters that are directly or indirectly related to this Issue, pursuant to Clause 8 of this Deed if the Trustee does not do so;

(vii)	complying with all the CVM resolutions concerning the sending of documents, and also providing the information requested;

(viii)	keeping a properly functioning body to efficiently serve the Debenture Holders, or hiring authorized financial institutions to provide this service;

(ix)	not performing operations outside its corporate scope, thus observing the statutory, legal and regulatory provisions in force;

(x)	notifying the Trustee of any act or fact that may result in the interruption or suspension of the activities of the Issuing Company;

(xi)	not paying dividends to its shareholders in excess of the compulsory minimum of 25% (twenty–five per cent) in the event of unresolved possible acceleration that involves a non–fulfillment of the obligation of paying, concerning the Issuing Company;

(xii)	keeping its assets properly insured, pursuant to the practices commonly adopted by this Issuing Company;

(xiii)	promptly making service payments related to registering Debentures held at CETIP; and

(xiv)	bearing all the costs arising (a) from Debenture distribution, including all the costs related to their registration with CETIP, (b) from the registration and publication of the acts necessary for this Issue, such as this Deed, its eventual amendments and the corporate acts of the Issuing Company, and (c) from the expenditure of hiring the Trustee and Agent Bank.

6.2 The Intervening Guarantor is also required to provide the Trustee with the following documents and information:

(i) within a maximum period of 90 (ninety) days after the end of each financial year, a copy of its complete financial statements concerning the respective closed financial year, along with a report compiled by independent auditors;

(ii) information about any non–compliances on behalf of the Intervening Guarantor, with any clauses, terms or conditions of this Deed, within a period of 10 (ten) working days from the date of becoming aware of said non–compliance;

(iii) half–yearly information about the maintenance, during the whole Issue period and from when Debentures are in circulation, of the Net Financial Debt/EBITDA ratio below or equal to 4.0 (four) times, pursuant to the aforementioned Clause 5.3.1.1 (ix), based on the half–yearly consolidated financial statements of the Intervening Guarantor; and

(iv) not performing operations outside its corporate scope, thus observing the statutory, legal and regulatory provisions in force;

7. OF THE TRUSTEE

7.1 The Issuing Company constitutes and appoints Planner Corretora de Valores S.A. (PLC) as Trustee of this Issue, which it expressly accepts the appointment for, pursuant to current legislation and this Deed, representing the Debenture Holders before the Issuing Company (“Trustee”).

The Trustee hereby declares:

(i)	it has no legal impediment, under penalty of law, from exercising the role granted, pursuant to Article 66(3) of Brazilian Corporation Law and Article 10 of CVM Instruction No. 28, of 23 November 1983, as amended (“CVM Instruction 28”);

(ii)	it accepts the role granted, fully adopting the duties and tasks provided in the legislation specific to this Deed;

(iii)	it fully accepts this Deed and all its clauses and conditions;

(iv)	it does not have any connection with the Issuing Company that prevents it from fulfilling its duties;

(v)	it is duly authorized to enter into this Deed and to comply with the obligations provided in this instrument, with all mandatory legal and statutory requirements having been met;

(vi)	it is duly qualified to execute the activities of Trustee, pursuant to current applicable regulations;

(vii)	that this Deed constitutes the legal, valid, binding and effective obligation of the Trustee, feasible in compliance with its terms and conditions;

(viii)	that entering into this Deed and the compliance of the obligations provided therein do not infringe upon any obligation previously undertaken by the Trustee;

(ix)	that it has verified the truthfulness of the information contained in this Deed; and

(x)	it has verified the regularity of the personal security provided for the Debenture Holders, and its feasibility.

7.2.1 The Issuing Party, in turn, hereby declares that it does not have any connection with the Trustee that prevents it from fully performing its duties.

7.3 In the event of absence or temporary impediments, resignation, intervention, liquidation, bankruptcy or any other cause for vacancy on behalf of the Trustee, a General Meeting of Shareholders will be held (as detailed below) within a maximum period of 30 (thirty) days from the determining event in order to choose a new Trustee, which can be called by the Trustee to be replaced, by the Issuing Company, by Debenture Holders representing at least 10% (ten per cent) of the Debentures in circulation, or by the CVM.

7.3.1 In the event that the meeting has been not called by 15 (fifteen) days before the end of the period stated in Clause 7.3, the Issuing Company shall be responsible for calling it.

7.3.2 CVM will be able to name a provisionary replacement for Trustee while the process of choosing a new Trustee is taking place.

7.3.3 If the Trustee cannot continue to exercise its duties as a result of circumstances arising from this Deed, it must immediately inform the Debenture Holders of this fact, requesting its replacement.

7.3.4 The Debenture Holders are entitled, after the deadline for Debenture distribution, to proceed to replace the Trustee and name the eventual replacement, in a meeting specifically called for this purpose.

7.3.5 The replacement of the Trustee is subject to prior notification to the CVM and its opinion about compliance with the requirements provided in Article 8 of CVM Instruction 28 and possible future standards.

7.3.6 The replacement, on a permanent basis, of the Trustee shall be amended in this Deed, and an entry must be made in the JUCESP (“São Paulo Trade Board”), where this Deed will be registered.

7.3.7 The Trustee will begin the exercise of its duties from the date this Deed, or the eventual amendment related to its replacement, is executed, and must continue to exercise its duties until its effective replacement or the compliance of all its obligations under this Deed and current legislation.

7.3.8 The CVM standards and rules apply in the event of replacing the Trustee.

7.4 In addition to other legal provisions or CVM regulatory acts, the following constitute the duties and tasks of the Trustee:

(i)	protecting the rights and interests of the Debenture Holders, employing, in the exercise of duties, the due care and diligence that all active persons of integrity commonly employ in the administration of their own assets;

(ii)	waiving the duties in the event of conflict of interests or of any other form of unfitness;

(iii)	safely storing all bookkeeping, correspondence and other papers related to the exercise of its duties;

(iv)	verifying, upon accepting the position, the truthfulness of the information contained in this Deed, taking action by correcting omissions, errors or defects it is aware of;

(v)	arranging the registration of this Deed and future amendments with the competent bodies, if the Issuing Company does not do so, correcting the failings and irregularities that may exist. In this event, the registration official will notify the administration of the Issuing Company, so the required indications and documents are provided;

(vi)	monitoring observance of the periodicity of providing the required information, informing Debenture Holders of any omissions or mistruths found in this information;

(vii)	issuing an opinion about the sufficiency of the information contained in any proposals for amendments to the conditions of the Debentures, as appropriate;

(viii)	verifying the regularity of the personal security provided for the Debenture Holders, and its feasibility.

(ix)	requesting, when it deems necessary for the steadfast compliance of its duties, updated certificates from civil courts, Public Treasury courts, protest offices, workers’ courts and the Public Treasury’s Attorney Office of the city where the Issuing Company has its headquarters;

(x)	requesting, when it deems necessary, an extraordinary audit of the Issuing Company, at its expense. Said request must be accompanied with a detailed report that gives reasons for and duly justifies the need for carrying out said audit, the costs of which must be met by the Issuing Company;

(xi)	calling, when necessary, a General Meeting of Debenture Holders (as detailed below), through a notice published at least 3 (three) times pursuant to Clause 4.10 above;

(xii)	reporting to the General Meeting of Shareholders (as detailed below) for the purpose of providing the information requested and sent to CETIP, on the same day of the General Meeting of Shareholders (as detailed below), and a summary of the resolutions taken and, within a period of 10 (ten) days, a copy of the minutes of said meeting;

(xiii)	drafting a report intended for the Debenture Holders, pursuant to Article 68(1), section b, of the Brazilian Corporation Law, which must contain at least the following information:

(a)	any omission or untruth it is aware of, contained in the information disclosed by the Issuing Company, or the non–fulfillment or delay in the mandatory provision of information by the Issuing Company;

(b)	statutory amendments enacted during the period;

(c)	comments on the financial statements of the Issuing Company focusing on the economic and financial indicators and the capital structure of the Issuing Company;

(d)	distribution or placement position of the Debentures in the market;

(e)	amortization of the Nominal Value and payment of Conventional Interest of the Debentures issued in the period, and of acquisitions and sales of Debentures made by the Issuing Company;

(f)	monitoring of the destination of the funds raised through the Issuing Party, pursuant to the data obtained from the administrators of the Issuing Party;

(g)	relation of the assets and securities delivered to its administration;

(h)	compliance of other obligations assumed by the Issuing Company in the Deed; and

(i)	declaration concerning its aptitude to continue exercising the role of Trustee;

(xiv)	making the report detailed in the abovementioned item (xiii) available to the Debenture Holders within a maximum period of 4 (four) months from the end of the financial year of the Issuing Company, in at least the following places:

(a)	at the headquarters of the Issuing Company;

(b)	in its office or on the premises indicated by the Trustee;

(c)	in the CVM; and

(d)	at the headquarters of the intermediary bank in the event that the deadline for submitting the report expires before the end of the Debenture distribution closing date;

(xv)	informing the Debenture Holders that the report is available to be read at the premises detailed in item (xiv) above;

(xvi)	keeping relations with Debenture Holders and their addresses up to date through managerial actions alongside the Issuing Company, the Depository Institution and CETIP;

(xvii)	coordinating the allocation of the Debentures for early redemption, as appropriate;

(xviii)	monitoring compliance of the clauses contained in this Deed, especially those imposing obligations of things to do and not to do;

(xix)	notifying Debenture Holders, if possible on an individual basis, within a maximum period of 5 (five) days, of any non–fulfillment, by the Issuing Company, of the obligations assumed in this Deed, stating the premises where clarification can be provided for interested parties. Communication of the same content must be sent to CVM and CETIP;

(xx)	monitoring observance, on behalf of the Issuing Party, of the issuance limits provided for in Article 60 of the Brazilian Corporate Law;

(xxi)	verifying the upkeep of the regularity and feasibility of the security provided.

7.5 The Trustee will use any judicial or extra–judicial procedures against the Issuing Company for the protection and defense of the interests of the Debenture Holders and of the execution of their receivables, being required to, in the event of non–fulfillment by the Issuing Company, observe the provisions of this Deed:

(i)	declaring, with regard to the provisions of this Deed, accelerated Debentures and collecting its main and secondary activities under the conditions provided;

(ii)	executing the personal security, applying the product in the whole or proportional payment of the Debenture Holders;

(iii)	filing for the bankruptcy of the Issuing Company;

(iv)	taking any steps required to execute the Debenture Holders’ receivables; and

(v)	representing the Debenture Holders in bankruptcy proceedings, judicial or extra–judicial recovery and/or extra–judicial liquidation of the Issuing Company and/or Intervening Guarantor, as appropriate.

7.6 The Trustee will only be exempt from liability and from the adoption of the measures detailed above in Clause 7.5 (i) to (v) if, after calling the General Meeting of Debenture Holders (as detailed below), it is thus authorized by the unanimous decision of the holders of the Debentures in circulation, and therefore the decision of the majority of the holders of the Debentures in circulation will be sufficient in the event of using the provisions of Clause 7.5 (v) above.

7.7 The fees for performing the duties and tasks required by its role shall be payable to the Trustee, pursuant to current legislation and this Deed, corresponding to a quarterly payment of R$4,500.00 (four thousand five hundred Reais), due from the Issuing Company, with the first installment due only 03 (three) working days after signing this Deed and the other installments on the same day of subsequent quarters.

7.7.1 In the event of the cancellation or redemption of all the Debentures in circulation, the Trustee shall only be entitled to remuneration calculated pro rata temporis for the effective service provision period, and must return the difference between the remuneration received and the remuneration entitled to the Issuing Company.

7.7.2 The remuneration payment to the Trustee will be made by crediting the current account to be indicated by the Trustee.

7.7.3 The remuneration due to the Trustee pursuant to the aforementioned Clause 7.7 will be updated annually based on the cumulative percentage variation of the IGP–M (General Market Price Index), or in its absence, using the Index that replaces it, from the date of the 1st (first) installment payment detailed in abovementioned Clause 7.7.

7.7.4 The fees owed by the Issuing Company as a result of Trustee service provision detailed in Clause 7.7 above will be subject to the following taxes: (i) ISS (Services Tax); (ii) PIS (Social Integration Program); (iii) COFINS (Social Security Contributions); and (iv) any other taxation that affects said fees, with IR (Income Tax) being deducted from the aliquots in effect on the date of each payment.

7.7.5 It is established that, if the Trustee is replaced, the replaced Trustee must pass on the proportional share of the remuneration initially received without offsetting the service provided, calculated pro rata temporis, from the date the payment was made to the effective replacement date, to the replacement Trustee, as remuneration for the services to be provided. The replacement Trustee will be entitled to the same remuneration due to the Trustee, calculated proportionally to the remaining service provision time, unless decided differently by the General Meeting of Debenture Holders (as detailed below).

7.8 The Issuing Company will compensate the Trustee for all the expenses demonstrably incurred in order to protect the rights and interests of the Debenture Holders or to execute their receivables.

7.8.1 The compensation referred to in Clause 7.8 will be paid immediately after performing the respective provision at the expense of the Issuing Company.

7.8.2 In the event of non–fulfillment by the Issuing Company, all the expenses from legal procedures, including administrative expenses, which the Trustee incurs in the protection of Debenture Holders’ interests, must be previously approved and paid by the Debenture Holders and, later, pursuant to applicable legislation, reimbursed by the Issuing Company.

7.8.3 The aforementioned expenses to be paid by the Debenture Holders also include third party legal representation costs, deposits, court costs and fees for actions proposed by the Trustee or from claims made against it in the exercise of its functions, or that also cause it financial damage or risks in the representation of the Debenture Holders.

7.8.4 The eventual legal expenses, deposits or costs arising from the payment of fees borne by the losing party in judicial action will also be covered by the Debenture Holders, as well as the remuneration and the expenses to be reimbursed to the Trustee, in the event that the Issuing Company continues to default on the payment of these for a period greater than 30 (thirty) days, with the Trustee entitled to request that the Debenture Holders lodge a guarantee in advance to cover the risk of paying fees borne by the losing party.

7.8.5 The expenses referred to in Clause 7.8 will include those incurred in the following activities:

(i)	publication of reports, notices and warnings, pursuant to the provisions of this Deed, and others that are required under applicable regulations;

(ii)	attaining certificates;

(iii)	travel expenses between other federal states and respective accommodation costs, when necessary for performing its functions and when properly demonstrated; and

(iv)	future additional, specific or expert surveys that are essential in the event of omissions and/or obscurities in the information concerning the strict interests of the Debenture Holders.

7.8.6 The credit of the Trustee for expenses incurred in the protection of the rights and interests or executing the receivables of the Debenture Holders that has not been paid in the form herein established will be added to Issuing Company debt and will have preference over the Debentures in the order of payments made.

8. OF THE GENERAL MEETING OF DEBENTURE HOLDERS

8.1 The Debenture Holders will be able to, at any time, hold a meeting for the purpose of ruling on the material of interest to the Debenture Holders (“General Meeting of Debenture Holders”).

8.2 The provision of the Brazilian Corporation Law concerning general meetings of shareholders, in addition to the provision in this Deed, applies, where possible, to the General Meeting of Debenture Holders.

8.3 The General Meeting of Debenture Holders can be called (i) by the Trustee, (ii) by the Issuing Company, (iii) by Debenture Holders representing at least 10% (ten per cent) of the Debentures in circulation, or (iv) by the CVM.

8.4 The General Meeting of Debenture Holders will be attended by, when convening for the first time, Debenture Holders representing at least half of the Debentures in circulation and, when convening for the second time, any number of Debenture Holders.

8.5 The presence of legal representatives of the Issuing Company will be allowed in the General Meetings of Debenture Holders.

8.6 The Trustee must appear before the General Meeting of Debenture Holders and provide the information requested by the Debenture Holders.

8.7 The presidency of the General Meeting of Debenture Holders will be bestowed on the Debenture Holder chosen by the Debenture Holders or the Debenture Holder designated by the CVM.

8.8 In the rulings of the General Meeting of Debenture Holders, each Debenture will entitle one vote. The majority of those in attendance will make the rulings, except when provided for differently in this Deed and in the event of amending deadlines, values and forms of Debenture payment, amortization and/or redemption, or if the Trustee declares acceleration, which will require the approval of 2/3 (two thirds) of the Debentures in circulation.

8.8.1 The amendment of qualified quorum provided for in this Deed will depend on the full approval of the Debentures in circulation.

9. DECLARATIONS AND SECURITIES OF THE TRUSTEE

9.1 The Trustee ensures and declares to the Issuing Company that:

(i)	it is duly authorized to enter into this Deed and comply with its obligations provided herein, having met all the legal and statutory requirements needed for this purpose;

(ii)	the execution of this Deed and the compliance of its obligations provided herein do not infringe on any requirement previously borne by the Trustee;

(iii)	this Deed represents a legal, valid and binding obligation of the Trustee, feasible pursuant to its terms and conditions;

(iv)	the persons that represent the Trustee in the execution of this Deed have sufficient powers for this purpose;

(v)	under penalty of law, the Trustee has no legal impediment, pursuant to the definitions in Article 66(3) of the Brazilian Corporation Law and Article 10 of CVM Instruction 28, to exercising the functions bestowed upon it;

(vi)	it accepts the functions bestowed upon it, fully accepting the duties and tasks provided for in specific legislation and in this Deed;

(vii)	it fully accepts this Deed, and all its clauses and conditions;

(viii)	it is properly qualified to execute the activities of Trustee, pursuant to current applicable legislation; and

(ix)	it has verified, upon accepting the role, the truthfulness of the information contained in this Deed, ensuring that the omissions, errors or defects it is aware of have been corrected.

10. DECLARATIONS AND SECURITIES OF THE ISSUING COMPANY AND THE INTERVENING GUARANTOR

10.1 The Issuing Company ensures and declares that:

(i)	it is a duly constituted joint–stock company with valid existence in a regular situation pursuant to the laws of Brazil and of the other countries the Issuing Company has branches or offices of representation in, and it is also duly authorized to perform the activities described in its corporate purpose;

(ii)	it is duly authorized to enter into this Deed and comply with its obligations provided herein, having met all the legal, contractual and statutory requirements needed for this purpose;

(iii)	the execution of this Deed and the compliance of its obligations provided herein do not infringe on any requirement previously borne by the Issuing Company;

(iv)	the persons that represent the Issuing Company in the execution of this Deed have sufficient powers for this purpose;

(v)	the execution of this Deed and the placement of Debentures does not infringe any legal provision, or any contract or instrument the Issuing Company is part of, nor will it result in the: (a) acceleration of any requirement established in any of these contracts or instruments; (b) creation of any burden on any asset of the Issuing Company, except for those already in existence heretofore; or (c) termination of any of these contracts or instruments;

(iv)	no register, consent, authorization, approval, license, order from, or eligibility before any governmental authority or regulatory body, is required for the compliance, on behalf of the Issuing Company, of its obligations pursuant to this Deed and the Debentures, or for executing the Issuance, with the exception of registering the Deed in the JUCESP and registering the debentures with CETIP;

(vii)	it has no connection with the Trustee that prevents it from fully performing its duties;

(viii)	it has no knowledge of any fact that prevents the Trustee from fully exercising its duties pursuant to the Brazilian Corporation Law and other applicable legislation, including regulatory standards;

(ix)	it will keep its assets properly insured, pursuant to the practices usually adopted by the Issuing Company; and

(x)	its economic and financial situation, as of the date this declaration is executed, has not suffered any significant change that might adversely affect its solvency.

10.2.1 The Intervening Guarantor ensures and declares that:

(i)	it is duly authorized to enter into this Deed and comply with its obligations provided herein, having met all the legal and statutory requirements needed for this purpose;

(ii)	it is a corporation duly organized, constituted and existing under the corporate type in compliance with Brazilian laws, and it is also duly authorized to perform the activities described in its corporate purpose;

(iii)	the surety provided represents a legal, valid and binding obligation of the Intervening Guarantor, feasible pursuant to its terms and conditions; and

(iv)	the execution of this Deed and the provision of the surety herein established does not infringe any legal provision, order, decision or sentence of an administrative or judicial nature, contract, or instrument the Intervening Guarantor is a part of, nor will it result in the (a) acceleration of any requirement established in any of these contracts or instruments; (b) creation of any burden on any asset of the Intervening Guarantor or any of its stockholders, or (c) termination of any of these contracts or instruments.

11. OF THE GENERAL PROVISIONS

11.1 The notifications to be sent by any of the Parties under the terms of this Deed must be sent to the following addresses:

(i)	For the Issuing Company:

VOTORANTIM CIMENTOS BRASIL S.A.

Avenida Comendador Pereira Inácio, No. 1399, Parte

Votorantim – SP

18117–725

Attention of: Mr. Walter Schalka

Telephone: (11) 2162–0768

Fax: (11) 2162–0670

Email: walter.schalka@vcimentos.com.br

(ii)	For the Trustee:

PLANNER CORRETORA DE VALORES S.A.

Av. Brigadeiro Faria Lima, No. 3900 10º andar

São Paulo – SP

04538–132

Attention of: Mrs. Viviane Rodrigues

Telephone: (11) 2172–2628

Fax: (11) 3078–7264

Email: vrodrigues@plannercorretora.com.br

(iii)	For the Intervening Guarantor

VOTORANTIM PARTICIPAÇÕES S.A.

Rua Amauri, No. 255, 10º andar

São Paulo – SP

04072–000

Attention of: Mr. Alexandre Silva D’Ambrosio

Telephone: (11) 3704–3345

Fax: (11) 3179–9345

Email: alex.dambrosio@vpar.com.br

(iv)	For the Agent Bank and Depository Institution

BANCO DO BRASIL S.A.

Rua Lélio Gama, No. 105, 38º andar

Rio de Janeiro – RJ

20031–080

Attention of: Mr. Marcelo Macedo do Espirito Santo

Telephone: (21) 3808–6120

Fax: (21) 2220–2502

Email: marcelomacedo@bb.com.br

(v)	For the CETIP

CETIP S.A. – BALCÃO ORGANIZADO DE ATIVOS E DERIVATIVOS

República do Chile, No. 230, 11º andar

Rio de Janeiro – RJ

20031–170

Telephone: (21) 2276–7474

Fax: (21) 2252–4308/2262–5481

or

Rua Libero Badaró, No. 425, 24º andar

São Paulo – SP

01009–000

Telephone: (11) 3111–1596

Fax: (11) 3115–1564

11.1.2 The notifications will be considered delivered when received under protocol or with “acknowledgement of receipt” issued by mail or by telegram to the addresses detailed above.

11.1.3 The notifications made by fax or email will be considered received on the date of dispatch, provided that their receipt is confirmed by return answer (receipt issued by the machine used by the sender). The respective original copies must be delivered to the addresses above within 5 (five) working days of dispatching the message.

11.1.4 Any change in the above addresses must be communicated to all Parties by the Issuing Company.

11.2 Unless expressly provided for in a different manner in this Deed, “working day” is understood to be any day of the week, except Saturday, Sunday or national holidays, or holidays in São Paulo. When the indication of a deadline by days in this Deed is not accompanied by “working day”, it is understood that the deadline is counted in calendar days.

11.3 The waiver of any of the rights arising from this Deed is prohibited. Consequently, no delay, omission or discretion in the exercise of any right or entitlement the Debenture Holders are entitled to as a result of any non–fulfillment by the Issuing Party shall prejudice the exercise of said right or entitlement, or shall be interpreted as a waiver of the right or entitlement, nor will this constitute a novation or precedent concerning any other non–fulfillment or delay.

11.4 If any of the provisions approved herein is judged illegal, invalid or ineffective, all other provisions not affected by said judgment will prevail. The Parties are committed to, in good faith, substituting the affected provisions for another that, as far as is possible, produces the same effect.

11.5	The Laws of the Federal Republic of Brazil shall govern this Deed.

11.6 This Deed and the Debentures constitute extra–judicial enforceable instruments under the provisions of sections I and II of Article 585 of the Code of Civil Procedure, informing the Parties from the outset, independent of any other applicable measures, that the obligations assumed under the terms of this deed require specific compliance and are subject to the provisions of Articles 632 and following of the Code of Civil Procedure, without prejudice to the right of declaring the acceleration of the Debentures, under the terms of this Deed.

11.7	This Deed is signed irrevocably and cannot be retracted, binding the Parties and their successors.

12. COURT

12.1 The Court of the City of São Paulo, São Paulo State, is chosen to settle any doubts or controversies arising from this Deed, relinquishing any other jurisdiction, regardless of competence.

In witness whereof, the Parties sign this Deed in 3 (three) counterparts of equal content, in the presence of 2 (two) witnesses.

****

São Paulo, 11 December 2009

[signatures page of the Private Deed Instrument of the 1st Issue of Ordinary Debentures, non–Convertible into Shares, Unsecured and non–Preferential, with Personal Security, for Public Distribution with Restricted Placement Efforts, of Votorantim Cimentos Brasil S.A.]

/s/ Alexandre S. D’Ambrosio	/s/ João Miranda

VOTORANTIM CIMENTOS BRASIL S.A.

By:	Alexandre S. D’Ambrosio	By:	João Miranda

Position:	Director	Position:	CFO

/s/ Artur Martins de Figueiredo	/s/ Flávio D. Aguetoni

PLANNER CORRETORA DE VALORES S.A.

By:	Artur Martins de Figueiredo	By:	Flávio D. Aguetoni

Position:	Taxpayer ID No:	Position:	Legal Representative

/s/ Alexandre S. D’Ambrosio	/s/ João Miranda

VOTORANTIM PARTICIPAÇÕES S.A.

By:	Alexandre S. D’Ambrosio	By:	João Miranda

Position:	Director	Position:	CFO

Witnesses:

1.	/s/ Christiane Vila Nova Camargo	2.	/s/ Tatiana Lima

Name:	Christiane Vila Nova Camargo	Name:	Tatiana Lima

ID Card:		ID Card:

Taxpayer ID No: